Exhibit 15.1

Board of Directors and Stockholders

Arthur J. Gallagher & Co.

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-000000) of Arthur J. Gallagher & Co. for the registration of shares of its common stock pertaining to the Arthur J. Gallagher & Co. 2014 Long-Term Incentive Plan, Deferred Equity Participation Plan, Deferred Cash Participation Plan, and Supplemental Savings and Thrift Plan of our reports, dated April 24, 2014 and July 31, 2014, relating to the unaudited consolidated interim financial statements of Arthur J. Gallagher & Co. that are included in its Form 10-Q for the quarter ended March 31, 2014 and June 30, 2014, respectively.

/s/ Ernst & Young LLP
Ernst & Young LLP

Chicago, Illinois

August 6, 2014